Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of GigCapital2, Inc. on Form S-1 of our report dated December 24, 2020, with respect to our audit of the consolidated financial statements of Cloudbreak Health, LLC and Subsidiaries for the years ended December 31, 2019 and 2018, which report is contained in the Prospectus, which is part of this Registration Statement. Our report contains explanatory paragraphs regarding change in accounting principles and correction of certain misstatements.

We also consent to the reference to us under the caption “Experts” in such prospectus.

/s/ Hall & Company Certified Public Accountants & Consultants, Inc.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

February 16, 2021